As filed with the Securities and Exchange Commission on December 7, 2011
                                 Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_______________

SHILOH INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	51-0347683
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

880 Steel Drive, Valley City, Ohio	44280
(Address of Principal Executive Offices)	(Zip Code)

SHILOH INDUSTRIES, INC. AMENDED AND RESTATED 1993 KEY EMPLOYEE STOCK INCENTIVE PLAN, AS AMENDED
(Full title of the plan)

THEODORE K. ZAMPETIS Shiloh Industries, Inc. 880 Steel Drive Valley City, Ohio 44280
(Name and address of agent for service)

(330) 558-2600
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐                      Accelerated filer ☐
Non-accelerated filer ☐                        Smaller Reporting Company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	1,000,000(1)	8/19/2002	$8,190,000	$939

(1)	Also includes an indeterminable number of additional shares that may become issuable pursuant to the anti-dilution provisions of the Plan.

(2)Estimated in accordance with Rule 457 solely for the purpose of determining the registration fee. The fee is based on $8.19, the average of the high and low sale prices on December 1, 2011, of the Registrant's Common Stock as reported on the
Nasdaq Global Market.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.        Incorporation of Documents by Reference.
The documents listed in (a) through (d) below are incorporated by reference into this Registration Statement. All documents filed by Shiloh Industries, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date of the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities registered hereunder have been sold or that de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of the filing of such documents.

(a)	The Registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 2010;

(b)	The Registrant's Quarterly Report on Form 10-Q for each of the fiscal quarters ended January 31, 2011, April 30, 2011 and July 31, 2011;

(c)
The Registrant's Current Reports on Form 8-K filed with the Commission on January 5, 2011, January 18, 2011, February 4, 2011, March 4, 2011, March 11, 2011, March 21, 2011, April 25, 2011 and August 26, 2011;

(d)
The description of the Registrant's Common Stock contained in the Form 8-A Registration Statement filed with the Commission on June 18, 1993 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.        Description of Securities.
Not applicable.

Item 5.        Interests of Named Experts and Counsel.
Not applicable.

Item 6.        Indemnification of Directors and Officers.
        Article Eight, Section 2 of the Registrant's Restated Certificate of Incorporation allows indemnification of officers and directors to the fullest extent permitted for a corporation organized under the laws of the State of Delaware. In addition, the Registrant has purchased liability insurance covering certain liabilities that may be incurred by the directors and officers of the Registrant and its subsidiaries in connection with the performance of their duties.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under standards similar to those set forth in the paragraph above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for those expenses which the court shall deem proper. Section 145 further provides that, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith; that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) will be made by a corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145; that expenses (including attorney's fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation; that indemnification provided for by Section 145 will not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under Section 145.

The Registrant has entered into indemnity agreements (the “Indemnity Agreements”) with certain of its former and current directors and executive officers and expects to enter into similar agreements with any director or executive officer designated by the Board of Directors of the Registrant that may, from time to time, be elected or appointed. Pursuant to the Indemnity Agreements, the Registrant will indemnify a director or officer of the Registrant (the “Indemnitee”) if the Indemnitee is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the Indemnitee is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant in specific capacities with another entity, against any and all costs, charges and expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with the defense or settlement of such proceeding. Indemnity is available to the Indemnitee if the Indemnitee's action or failure to act was in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action, proceeding or investigation, had no reasonable cause to believe his or conduct was unlawful. The Indemnity Agreements provide for advancement of expenses to the Indemnitee if the Indemnitee provides the Registrant with a written undertaking that (a) the Indemnitee has reasonably incurred or will reasonably incur actual expenses in defending an actual civil, criminal, administrative or investigative action, suit, proceeding or claim and (ii) the Indemnitee will repay such amount if it is ultimately determined that the Indemnitee is not entitled to be indemnified by the Registrant.

Item 7.        Exemption From Registration Claimed.

Not applicable.

Item 8.        Exhibits.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.5	Amended and Restated 1993 Key Employee Stock Incentive Plan, as amended(5)
5.1	Opinion of Baker & Hostetler LLP as to legality of the Common Stock being registered
23.1	Consent of Baker & Hostetler LLP (included in Opinion filed as Exhibit 5.1 hereto)
23.2	Consent of Grant Thornton LLP, Independent Registered Accounting Firm

(1)	Incorporated by reference to Exhibit 3.1(i) of the Registrant's Annual Report on Form 10-K for the year-ended October 31, 1995.

(2)	Incorporated by reference to Exhibit 3.1(iii) of the Registrant's Annual Report on Form 10-K for the year-ended October 31, 2007.

(3)	Incorporated by reference to Exhibit 4.1 of the Registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 1995.

(4)	Incorporated by reference to Exhibit 4.3 of the Registrant's Annual Report on Form 10-
K for the year-ended October 31, 1995.

(5)	Incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-
K filed with the Commission on March 23, 2010.

Item 9. Undertakings.
The Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the “Securities Act”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Valley City, State of Ohio, on this December 7, 2011.
SHILOH INDUSTRIES, INC.
By:__/s/ Thomas M. Dugan___________
Thomas M. Dugan
Vice President Finance and Treasurer
(Principal Accounting and Financial Officer)
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Theodore K. Zampetis, Thomas M. Dugan and David J. Hessler, any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all post-effective amendments to this Registration Statement, and to file the same with all exhibits hereto, and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on December 7, 2011 by the following persons in the capacities indicated below.

Signature	Title

/s/ Theodore K. Zampetis	President, Chief Executive Officer and Director
Theodore K. Zampetis	(Principal Executive Officer)

/s/ Thomas M. Dugan	Vice President Finance and Treasurer
Thomas M. Dugan	(Principal Accounting and Financial Officer)

/s/ Curtis E. Moll	Chairman and Director
Curtis E. Moll

/s/ Cloyd J. Abruzzo	Director
Cloyd J. Abruzzo

/s/ George G. Goodrich	Director
George G. Goodrich

/s/ David J. Hessler	Director
David J. Hessler

/s/ Dieter Kaesgen	Director
Dieter Kaesgen

/s/ Robert J. King, Jr.	Director
Robert J. King, Jr.

/s/ Gary A. Oatey	Director
Gary A. Oatey

/s/ John J. Tanis	Director
John J. Tanis

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.5	Amended and Restated 1993 Key Employee Stock Incentive Plan, as amended(5)
5.1	Opinion of Baker & Hostetler LLP as to legality of the Common Stock being registered
23.1	Consent of Baker & Hostetler LLP (included in Opinion filed as Exhibit 5.1 hereto)
23.2	Consent of Grant Thornton LLP, Independent Registered Accounting Firm

(1)	Incorporated by reference to Exhibit 3.1(i) of the Registrant's Annual Report on Form 10-K for the year-ended October 31, 1995.

(2)	Incorporated by reference to Exhibit 3.1(iii) of the Registrant's Annual Report on Form 10-K for the year-ended October 31, 2007.

(3)	Incorporated by reference to Exhibit 4.1 of the Registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 1995.

(4)	Incorporated by reference to Exhibit 4.3 of the Registrant's Annual Report on Form 10-
K for the year-ended October 31, 1995.

(5)	Incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-
K with the Commission on March 23, 2010.